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July 14, 1999


Mr. John R. Villadsen
1117 Ashlock Court
Campbell, California 95008

Dear John:

We are very pleased to extend GaSonics International's offer to you to join our organization. The following is our offer to you:

1. The position of Vice President, Manufacturing Operations reporting to the President and CEO of GaSonics International, Asuri S. Raghavan.

2.     Your base salary will be $13,750 per month ($165,000 annually).

3.     You will receive an executive car allowance of $650.00 per month.

4. You will be eligible to receive an executive incentive of 45% of your base salary upon achievement of individual and/or financial goals, paid annually.

5. You will be eligible to participate in our executive deferred compensation plan.

6. You will be eligible to participate in GaSonics' 401(k) Plan. The Company contributes 50% of the first 6% of salary deferral made to the Plan and is vested over a four year schedule.

7. You will receive 45,000 stock options vested over four years. All options are contingent upon approval by the Board of Directors with option price set at fair market value established at the time of the grant. Options expire after 10 years of service. Twenty-five percent of the option shares shall become exerciseable upon completion of one year of service. The remaining options will become exerciseable in 36 successive equal monthly installments upon completion of each additional month of service over the succeeding three years.

With your acceptance of this offer, you will receive the standard GaSonics International benefits package. Benefit coverage will commence on your date of hire. BENEFITS ORIENTATION WILL BE CONDUCTED ON YOUR FIRST DAY OF EMPLOYMENT AT 8:00 A.M. IN BUILDING ONE, 2730 JUNCTION AVENUE.

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07/14/99
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Verification of your citizenship or right to work in the United States is required, and you will need to provide proof of this upon your first day of employment. I have attached a copy of U.S. Department of Justice form I-9. Please complete this form and bring it and the required verification documents with you to orientation.

Employment with GaSonics International is for no specified period of time.
As a result, either you or GaSonics International are free to terminate your employment relationship at any time for any reason, with or without cause.
This is the full and complete agreement between us on this term. Although your job duties, title, compensation and benefits as well as GaSonics International's personnel policies and procedures may change from time to time, the "at-will" nature of your employment may only be changed in an express writing signed by you and the President of the Company.

This offer is open to you until July 23, 1999. To indicate your concurrence and acceptance, please sign one copy of this letter and return it to my attention at your earliest convenience.

GaSonics International is a company with a goal of leading the industry in some of the most challenging and exciting markets. Whether or not we meet this challenge depends upon the excellence of our people. Thus, the position offered you is central to the Company's success.

We believe that you have a great deal to contribute to our organization, and we feel certain that you will find many challenges, satisfaction and opportunities in your association with GaSonics International. We look forward to having you on the GaSonics team.

Sincerely,

/s/ Asuri S. Raghavan

Asuri S. Raghavan
President and Chief Executive Officer

GASONICS INTERNATIONAL

Agreed and accepted: /s/ John R. Villadsen                   7/23/99
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                    Name                                     Date

Employment start date:  July 26, 1999
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